SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       FARMSTEAD TELEPHONE GROUP, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
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         0-11.
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               applies:

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               it was determined):

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         (1)   Amount previously paid:

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


                       FARMSTEAD TELEPHONE GROUP, INC.
                           22 Prestige Park Circle
                      East Hartford, Connecticut 06108
                       ______________________________

                                NOTICE OF THE
                       SPECIAL MEETING OF STOCKHOLDERS
                   To Be Held on Friday, December 16, 2005
                       ______________________________

                                                           November 2, 2005

To our Stockholders:

      NOTICE IS HEREBY GIVEN, that the Special Meeting of Stockholders (the "Meeting") of Farmstead Telephone Group, Inc. (the "Company") will be held at 4:00 p.m. local time on Friday, December 16, 2005 at the Company's offices located at 22 Prestige Park Circle, East Hartford, Connecticut 06108 for the following purposes:

      (1) To approve the issuance of more than 20% of the Company's outstanding shares of common stock $.001 par value, of the Company (the "Common Stock") upon conversion of notes and exercise of warrants that have been or are to be issued in connection with a private financing completed in March 2005 with Laurus Master Fund, Ltd. ("Laurus");

      (2) To approve the issuance of more than 20% of the Company's outstanding shares of Common Stock any one or series or combinations of private offerings sales and issuances to investors of the Company's securities and a secondary offering sale and issuance to the public of Common Stock, in an approximate aggregate amount in the range of $6,000,000 to $26,000,000 (exclusive of any securities which may be sold upon exercise of any over allotment options);

      (3) To approve an amendment to the Company's 2002 Stock Option Plan to increase the number of shares of Common Stock available for grants and awards from 1,300,000 to 2,300,000 shares; and

      (4) To permit the Company's Board of Directors or its Chairman, or its designee, in its or his discretion, to adjourn or postpone the Meeting.

      These items of business are more fully described in the proxy statement accompanying this notice.

      The Company's Board of Directors has fixed the close of business on October 24, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting, or any adjournment or postponement thereof.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. WITHOUT YOUR AFFIRMATIVE VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS NOTICE, WE MAY NOT OBTAIN ENOUGH OF THE REQUIRED VOTES TO APPROVE THE PROPOSALS, AND SUCH FAILURE WILL RESULT IN THE COMPANY'S STOCK BEING DELISTED FROM THE AMERICAN STOCK EXCHANGE AND IMPAIR THE COMPANY'S ABILITY TO RAISE THE REQUIRED CAPITAL TO CONTINUE THE BUILD OUT AND NATIONAL DEPLOYMENT OF ITS NEW ONE IP VOICE BUSINESS.

      PLEASE COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. STOCKHOLDERS CAN ALSO VOTE THEIR SHARES OVER THE INTERNET OR BY TELEPHONE. INSTRUCTIONS PERTAINING TO INTERNET OR TELEPHONE VOTING ARE PRINTED ON THE PROXY CARD SENT TO YOU. IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING WITH YOU A PROXY OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP.

                                       By Order of the Board of Directors,


                                       Robert G. LaVigne
                                       Executive Vice President,
                                       Chief Financial Officer and Secretary

PROXY STATEMENT
Special Meeting of Stockholders                            [FARMSTEAD LOGO]
December 16, 2005

                                INTRODUCTION

Solicitation of Proxies

      This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Farmstead Telephone Group, Inc., a Delaware corporation (the "Company" or "Farmstead"), for the Special Meeting of Stockholders (the "Meeting") to be held on Friday, December 16, 2005 at 4:00 p.m. local time, or any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Special Meeting of Stockholders. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about November 7, 2005.

Voting Rights and Required Votes

      Only the holders of record of the Company's Common Stock, as of the close of business on October 24, 2005 (the "Record Date"), are entitled to notice of, and to vote on, all matters properly brought before the Meeting or any adjournments or postponements thereof. As of October 24, 2005 there were 3,747,132 shares of Common Stock outstanding.

      Each stockholder is entitled to one vote for each share of Common Stock held by him or her at the close of business on the Record Date. Pursuant to the Company's Amended and Restated By-laws, to constitute a quorum for the transaction of business at any meeting of stockholders, there must be present, in person or by proxy, the holders of no less than a majority of the voting power of the issued and outstanding shares of voting stock of the Company. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the proposals set forth in the attached Notice of Special Meeting of Stockholders unless the broker receives voting instructions from you. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting.

      Approval of the proposals set forth in the attached Notice of Special Meeting of Stockholders requires the affirmative vote of a majority of the votes cast, in person or by proxy, and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, an abstention has the effect of a vote against the proposal, and broker non-votes will not be counted at all.

      When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the Meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR ALL proposals set forth in the attached Notice of Special Meeting of Stockholders all as set forth in this Proxy Statement. As to any other business, which may properly come before the Special Meeting, the proxy holders will vote in accordance with their best judgment.

      Votes will be counted manually. A stockholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by appearing at the Meeting and voting in person or by filing with the Secretary of the Company, a properly executed, later-dated proxy (including an Internet or telephone vote), or a written instrument revoking the proxy. Stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. For further information, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible, and that there may be some risk a stockholder's vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

Costs of Solicitation

      The solicitation of proxies in the accompanying form is made by, and on behalf of, the Board of Directors. We have engaged the services of Computershare Trust Co., Inc., the Company's Transfer Agent, and Georgeson Shareholder Communications, Inc., to assist us in the distribution and processing of proxies, for which total fees and expenses of approximately $25,000 will be paid. There will be no solicitation by officers and employees of the Company. The Transfer Agent will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them in connection therewith.

PROPOSAL 1 - ISSUANCE OF MORE THAN 20% OF OUTSTANDING SHARES OF COMMON
             STOCK IN CONNECTION WITH THE MARCH 2005 LAURUS FINANCING
             TRANSACTION

      On March 31, 2005, the Company entered into a financing transaction with Laurus, providing for a three-year, $3 million ("Capital Availability Amount") revolving loan credit facility which includes a Secured Revolving Note (the "Revolving Note") and Secured Convertible Minimum Borrowing Notes (together with the Revolving Note, the "Laurus Notes"). The initial Secured Convertible Minimum Borrowing Note was set at $500,000, the proceeds of which were advanced to the Company on April 4, 2005 (the "First Note").
The second Secured Convertible Minimum Borrowing Note was also set at $500,000 dated as of September 2, 2005 (the "Second Note"). Amounts outstanding under the Laurus Notes will either be paid in cash at their March 31, 2008 maturity date or, at Laurus' option, by converting such amounts into shares of Common Stock from time to time. The Company also issued Laurus a five-year warrant (the "Warrant") to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $1.82 per share. The warrant exercise price was set at 130% of the average closing price of the Company's common stock over the ten trading days preceding the execution of the agreement, and is subject to anti-dilution protection adjustments. The shares of Common Stock underlying the First Note, Second Note and the Warrant have been registered through previous S-3 filings, and additional Laurus Notes may be issued in the future. This transaction was completed in a private offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      All or a portion of the outstanding principal and interest due under the Laurus Notes may be converted, at the option of the Holder, into shares of Common Stock, subject to certain limitations as defined in the Laurus Notes, if the market price of the Common Stock is 15% above the Fixed Conversion Price of $1.54 per share for five consecutive trading days in any month. The fixed conversion price was originally set at 110% of the average closing price of the Company's Common Stock over the ten trading days preceding the execution of the agreement, and is subject to anti-dilution protection adjustments. The fixed conversion price will be reset once $1.5 million of debt has been converted. Upon receipt of a conversion notice from the Holder, the Company can elect to pay cash to the Holder in lieu of issuing shares of Common Stock, at a price per share equal to the intraday high price of the stock.

      Registration Rights. Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to file and obtain effectiveness for a registration statement registering the resale of shares of the Company's Common Stock issuable upon conversion of the Laurus Notes and the exercise of the Warrant. If the registration statement is not filed or declared effective in a timely manner, the Company will be subject to certain penalties.

      The Laurus Notes may not be converted and the Warrant may not be exercised for more than an aggregate of 664,104 shares (20% of the number of outstanding shares of Common Stock on March 31, 2005) (the "Maximum Stock Issuance") at a price less than $2.30 per share (the closing price of the Common Stock on the AMEX on March 31, 2005) unless the stockholders of the Company have first approved the conversion or exercise.

Dilutive Impact and effect on Stock Price
-----------------------------------------

      The issuance of shares of our Common Stock upon conversion of the Laurus Notes or exercise of the Warrant as described in this proposal would substantially and significantly dilute the ownership interests and proportionate voting power of our existing stockholders. As of October 24, 2005, we had 3,747,132 shares of our Common Stock outstanding. As of that date, we had the following Common Stock equivalents outstanding pursuant to our agreements with Laurus: (1) $1,907,000 under the Laurus Notes, of which $1,000,000 is convertible at an exercise price of $1.54 into 649,350 shares of common stock, with the balance of $907,000 convertible at an exercise price that is the greater of (X)$1.54 and (y) an amount equal to the lesser of (A)110% of the average closing price of the common stock for the 10 days prior to the Initial Conversion Completion Date, as defined, and (B) 115% of the closing price of the common stock on the Initial Conversion Completion Date, and 2) the Laurus Warrant that is convertible at an exercise price of $1.82 into 500,000 shares of common stock.

      The sale by Laurus of shares issued to it upon conversion of the Laurus Notes and exercise of the Warrant may reduce the market price of our stock. Under the terms of the Laurus Notes and Warrant, the Laurus Notes and the Warrant are not exercisable to the extent that the number of shares of Common Stock beneficially held by Laurus after giving effect to such conversion or exercise would result in beneficial ownership by Laurus of more than 4.99% of our outstanding shares of common stock. We have agreed to register the shares issued to Laurus for resale under federal securities laws. Accordingly, upon conversion of borrowings under the Laurus Notes into common stock and the exercise of the Warrant, Laurus will generally be required to sell most or all these shares in the market. Because the average trading volume for shares of our common stock is relatively modest, the sale by Laurus of a substantial number of shares from time to time could cause the trading price for our common stock to decline in order for the market to clear these sales.

      Future dilutive issuances of the Company's stock may cause adjustments to the conversion price of the Laurus Notes and the exercise price of the Warrant, such that the per share price for which Laurus could acquire shares of Common Stock could be less than the greater of the market value and the book value of the Common Stock as in effect on the date of the transaction described above. An indeterminate number of shares of Common Stock could be issuable upon conversion of the Laurus Notes and in satisfaction of interest payments under such notes. As a result, stockholder approval is required in order to exceed the Maximum Stock Issuance. Accordingly, the Company is seeking such stockholder approval at this time in advance of any issuance of Common Stock that could exceed the Maximum Stock Issuance.

      Due to the revolving nature of the Laurus Notes, if the proposal is approved, the number of shares that may be issued to Laurus upon conversion of the Laurus Notes could be unlimited. However, the Company currently plans to satisfy its principal and interest payment obligations under the Laurus Notes, and terminate the revolving loan credit facility, from the proceeds of the Private Offerings component of the Financing contemplated and described in proposal 2 below.

Stockholder Approval Required Under AMEX Rules
----------------------------------------------

      The Company is subject to the rules of the American Stock Exchange ("AMEX") applicable to companies whose securities are traded on the AMEX. Pursuant to the terms of the Laurus Notes and the Warrant and related transaction documents, the Company is not obligated to issue shares of its Common Stock upon conversion or exercise of the Laurus Notes and the Warrant if the issuance of such shares of Common Stock would result in a violation of AMEX rules or regulations.

      Section 713 of the AMEX Company Guide (the "20% Rule") requires each company that is listed on the AMEX to obtain stockholder approval in connection with: (a) a transaction involving: (i) the sale, issuance, or potential issuance by the company of Common Stock (or securities convertible into Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the company equals 20% or more of presently outstanding Common Stock; or (ii) the sale, issuance, or potential issuance by the company of Common Stock (or securities convertible into Common Stock)equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or (b) a transaction which would involve the application of the Exchange's original listing standards as described in Section 341 of the AMEX Company Guide.

      On March 31, 2005, the date of the transaction described above, the closing price of the Common Stock on the AMEX was $2.30 per share and the book value of the Common Stock was $0.43 per share. The conversion and exercise prices of the Laurus Notes and Warrant are in each case less than $2.30 per share, and the maximum number of shares that could be issued exceeds the Maximum Stock Issuance. Because the total number of shares issuable on conversion or exercise of the Laurus Notes and Warrant at a price less than the greater of book or market value of the Company's shares of Common Stock may exceed 20% of the outstanding shares of Common Stock on March 31, 2005, the Laurus Notes and Warrant contained the restriction discussed above on the number of shares issuable on the conversion or exercise without stockholders' approval.

      If this proposal does not receive stockholder approval, the Company may not be able to issue shares of its Common Stock on conversion or exercise of the Laurus Notes and Warrant and could be in breach of its obligations under the rules and regulations of the AMEX. In addition, the Company would be required to satisfy its principal and interest payment obligations under the Laurus Notes with cash, which could leave the Company in default under the terms of the Laurus Notes, and related agreements, and with insufficient working capital to operate its business.

      Under Delaware law, the Company's Board of Directors has the authority, without stockholder approval, to issue the Laurus Notes and the Warrant and to issue additional shares of Common Stock upon conversion of the Laurus Notes and exercise of the Warrant. Stockholders are not entitled to dissenters rights or appraisal rights in connection with the issuance of the Laurus Notes and the Warrant. In addition, stockholders have no preemptive rights in connection with the issuance of the Laurus Notes and the Warrant, or the issuance of additional shares of Common Stock upon conversion of the Laurus Notes or exercise of the Warrant.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ISSUANCE OF MORE THAN 20% OF OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH THE MARCH 2005 LAURUS FINANCING TRANSACTION


PROPOSAL 2 - TO APPROVE THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S
             OUTSTANDING SHARES OF COMMON STOCK IN ANY ONE OR SERIES OR COMBINATIONS OF PRIVATE OFFERINGS SALES AND ISSUANCES TO INVESTORS OF THE COMPANY'S SECURITIES AND A SECONDARY OFFERING SALE AND ISSUANCE TO THE PUBLIC OF COMMON STOCK, IN AN APPROXIMATE AGGREGATE AMOUNT IN THE RANGE OF $6,000,000 TO $26,000,000 (EXCLUSIVE OF ANY SECURITIES WHICH MAY BE SOLD UPON EXERCISE OF ANY OVER ALLOTMENT OPTIONS)

      On May 7, 2004 the Company received notice from the AMEX that it did not meet certain of the Exchange's continued listing standards as a result of having stockholders' equity less than $4 million and net losses in three out of its four most recent fiscal years, as set forth in Section 1003 (a) (ii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on June 15, 2004 presented its plan to the Exchange. On July 19, 2004 the Exchange notified the Company that it accepted its plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The Company has been subject to periodic reviews by Exchange Staff during the extension period which expires November 7, 2005. Failure to regain compliance with the continued listing standards by the end of the extension period, or obtain an extension on its compliance deadline, would likely result in the Company being delisted from the AMEX.

      Since October 1, 2004, the Company has focused its efforts in two specific areas. The first was to stabilize and grow the Company's 'core' telecommunications business, and the second was to strategically re-direct the Company to become a carrier based provider of Hosted Voice Over IP("VoIP") solutions to the Small to Medium Business ("SMB") market, defined as businesses with under 200 employees. To date we have made significant progress in both of these areas.

      In May, 2005, the Company formed a wholly-owned subsidiary named One IP Voice, Inc. ("OIPV"). OIPV was formed to provide carrier-based VoIP Telephony solutions along with network services. Its primary target market will be the SMB market. OIPV's product offerings will include Hosted IP Centrex and IP Trunking services, bundled with private OIPV "Last Mile" connectivity on a national basis, long distance calling, On Net calling, local area calling, 911 capabilities and Wide Area Network (WAN) voice and data connectivity. Since its formation, OIPV has achieved several business plan milestones, including the hiring of key management personnel and the completion of the initial buildout of its first switching platform, located in Denver, Colorado. The Company expects to market OIPV's products and services nationally during the first quarter of 2006. The OIPV business is critical to the Company's future business strategy and will require significant capital in order to achieve success.

      In order to regain compliance with the AMEX's minimum stockholders' equity requirement so as to maintain the Company's listing on AMEX, and in order to raise the capital required for the continuing buildout of OIPV, the board of directors of the Company has approved, subject to stockholders' approval, one or series or combinations of private offerings sales and issuances to investors of the Company's Securities (the "Private Offerings"), and a secondary offering sale and issuance to the public of Common Stock, said shares to be offered to the public in a firm commitment underwriting (the "Secondary Offering", and together with the Private Offerings, the "Financing"). The aggregate amount of the Financing is anticipated to be in range of approximately $6,000,000 to $26,000,000 (exclusive of any securities which may be sold upon exercise of any over allotment options).

      Currently, in order for the Company to continue its national deployment and buildout of OIPV, the Company will require additional capital. The board of directors believes that the continuous growth and buildout of OIPV is in the best interests of the Company and without such additional capital the financial condition of the Company could be harmed.

      Companies not trading on a national exchange cannot avail themselves of federal preemption of state securities laws, also called "blue sky" laws, and such companies' securities must generally be registered or exempt in each applicable state. As a result of the loss of these market efficiencies associated with the AMEX, the board of directors believes that the delisting of our Common Stock would likely result in decreased liquidity, thereby increasing the volatility of the trading price, of our Common Stock, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. The board also believes that such delisting could also cause a loss of confidence of corporate partners, customers and our employees, which could harm our business and future prospects.

      If our Common Stock were delisted from the AMEX and we were unable to obtain or maintain a listing on the Nasdaq SmallCap Market, our Common Stock would likely still qualify to trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. The board believes that in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of our Common Stock, the liquidity of our stock would likely be further reduced, making it difficult for stockholders to buy or sell our stock at competitive market prices or at all, and support from institutional investors and/or market makers that currently buy and sell our stock would likely decline further, possibly resulting in a further decrease in the trading price of our Common Stock.

      In evaluating whether or not to authorize the Financing, in addition to the considerations described above, the board of directors also took into account various negative factors associated with such transactions. These factors include: the negative perception of excessive dilution held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected secondary offerings to maintain listing requirements has subsequently declined; and the costs associated with listing additional shares with the AMEX; as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels; and for the same reason, brokers often discourage their customers from purchasing such stocks.

      The board of directors considered these factors, and the potential harm of being delisted from the AMEX. The board determined that continued listing on the AMEX is in the best interest of the Company and its stockholders, and that the Financing is necessary to attempt to maintain the listing of our Common Stock on the AMEX. In determining the number of shares to register, the board will consider numerous factors, including the historical and projected performance of our Common Stock, our projected performance, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our Common Stock over the short and longer period following the closing of the Private Offerings and the effectiveness of the Secondary Offering with a view to enabling us to meet, for the foreseeable future, the AMEX's minimum equity requirement for continued listing, as well as the capital needs of our OIPV business.. As noted above, even if stockholders approve the Financing, we reserve the right not to proceed with the Private Offerings and/or the Secondary Offering if our board of directors does not deem it to be in the best interests of the Company and its stockholders.

      In addition, in determining to authorize the Financing, the board considered that an increased number of shares outstanding might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company, possibly increasing the trading volume and liquidity of the Company's Common Stock.

      The board of directors believes that the anticipated net proceeds from the Financing should be sufficient to regain compliance with the AMEX's continued listing standards and maintain our listing on the AMEX for the foreseeable future. There can be no long term assurance, however, that, after the Financing, we would be able to maintain listing of our Common Stock on the AMEX unless we are able to complete our current business strategy. The AMEX maintains several other continued listing requirements currently applicable to the listing of our Common Stock, including a minimum stockholders' equity of $6 million (if a company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years) and compliance with AMEX's other listing requirements (as contemplated in Section 1003 of the AMEX Company Guide) and corporate governance rules. The Company is in compliance with all AMEX listing requirements except for the stockholders' equity requirement. We cannot assure you that we will be able to maintain compliance with all of these requirements or the minimum equity requirement.

      Stockholders should recognize that if the Financing is completed, they will own a smaller percentage of the Company than they currently own. While we expect that the Financing will eventually result in an increase in the market price of our Common Stock due to increased liquidity and trading volume, the Financing may not increase the market price of our Common Stock in proportion to the increase in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

      The Company cannot anticipate the sale price of its Common Stock in either the Private Offerings or the Secondary Offering and in the event that the sale price of its Common Stock in each of the Private Offerings and/or the Secondary Offering will be less than the greater of book or market value of the stock, the Private Offerings and the Secondary Offering would need to be approved by the stockholders of the Company to assure compliance with Section 713 of the AMEX Company Guide described above.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IN ANY ONE OR SERIES OR COMBINATIONS OF PRIVATE OFFERINGS SALES AND ISSUANCES TO INVESTORS OF THE COMPANY'S SECURITIES AND A SECONDARY OFFERING SALE AND ISSUANCE TO THE PUBLIC OF COMMON STOCK IN AN APPROXIMATE AGGREGATE AMOUNT IN THE RANGE OF $6,000,000 TO $26,000,000 (EXCLUSIVE OF
ANY SECURITIES WHICH MAY BE SOLD UPON EXERCISE OF ANY OVER ALLOTMENT
OPTIONS).


PROPOSAL 3 - TO APPROVE AN AMENDMENT TO OUR 2002 STOCK OPTION PLAN TO
             INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS UNDER THE 2002 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 1,300,000 TO 2,300,000

      In October 2005, the Board approved this amendment to the 2002 Stock Option Plan, subject to approval by our stockholders. As of October 24, 2005, 136,000 shares remained available for grants and awards under the 2002 Stock Option Plan. We will be able to make grants and awards under the 2002 Stock Option Plan until April 3, 2012. Because of the limited number of shares available for grants and awards under the 2002 Stock Option Plan, we elected to propose an amendment to the 2002 Stock Option Plan to increase the number of shares available for grants and awards.

      We compete with other companies in our peer group and industry for highly qualified employees. We believe that our ability to grant options and make other equity-based awards is a valuable and necessary compensation tool that helps us to attract, retain and motivate employees and encourages these employees to devote their best efforts to our business and financial success. In addition, we believe that equity-based awards to employees align the long-term financial interests of employees with the financial interests of our stockholders. The proposal to increase the number of shares available for issuance under the 2002 Stock Option Plan is necessary to help us meet the above objectives in the future.

      The material features of the 2002 Stock Option Plan are described in
Exhibit 4(k) to our Form 10-K filed with the SEC on April 7, 2005. If Proposal 3 is approved by the stockholders, we will amend Section 4 of the 2002 Stock Option Plan accordingly.

      THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THIS PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS UNDER THE 2002 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 1,300,000 TO 2,300,000.


PROPOSAL 4 - TO PERMIT THE COMPANY'S BOARD OF DIRECTORS OR ITS CHAIRMAN OR
             ITS DESIGNEE, IN ITS OR HIS DISCRETION, TO ADJOURN OR POSTPONE THE MEETING.

      If this proposal is approved, the Meeting may be adjourned or postponed by the Company's board of directors or its Chairman, or its designee in its or his discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Meeting to approve the proposals listed above.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO PERMIT THE COMPANY'S BOARD OF DIRECTORS OR ITS CHAIRMAN, OR ITS DESIGNEE, IN ITS OR HIS DISCRETION, TO ADJOURN OR POSTPONE THE MEETING.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock, $.001 par value, as of October 24, 2005 by (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding shares of Common Stock, (ii) all directors of the Company, and (iii) all five percent stockholders and directors of the Company as a group. In addition to being a beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, Mr. George J. Taylor, Jr. and Mr. Jean-Marc Stiegemeier are directors of the Company.


                                                                              Percentage of
                                                      Number of Shares         Outstanding
      Name and Address of Beneficial Owner (1)     Beneficially Owned (2)     Common Stock
      ----------------------------------------     ----------------------     -------------

     Five Percent Stockholders:
       George J. Taylor, Jr.                           1,132,884 (3)              24.5%
       Jean-Marc Stiegemeier                           1,000,000 (5)              21.1%
       Robert G. LaVigne                                 292,500 (4)               7.3%
       Nevelle R. Johnson                                260,000 (7)               6.5%
       Alfred G. Stein                                   250,000 (7)               6.3%

     Other Directors:
       Harold L. Hansen                                   54,229 (5)               1.4%
       Hugh M. Taylor                                     60,703 (6)               1.6%
       Joseph J. Kelley                                   43,229 (5)               1.1%
       Ronald P. Pettirossi                               17,500 (5)                *

     5% Stockholders and Directors
      as a Group (9 persons)                           3,111,045 (8)              47.2%

--------------------
*     Less than 1%.
<F1>  Unless otherwise indicated, the address of each named beneficial owner is c/o the Company, 22 Prestige Park Circle, East Hartford, CT
      06108.
<F2>  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise indicated, the Company believes each person named in the table has sole voting and investment power with respect to all shares beneficially owned by him. Information with respect to beneficial ownership is based upon information furnished by such stockholder.
<F3>  Includes 885,782 shares issuable upon exercise of currently exercisable stock options. Also includes 27,020 shares held by his children.
<F4>  Includes 285,500 shares issuable upon exercise of currently exercisable stock options.
<F5>  Consists of shares issuable upon exercise of currently exercisable stock options and/or warrants.
<F6>  Includes 57,316 shares issuable upon exercise of currently exercisable stock options and 2,000 shares held by his children.




<F7>  Includes 250,000 shares issuable upon the exercise of warrants. The
      Company has registered 100,000 of the shares underlying Mr. Johnson's warrants, and intends to register the remaining 150,000 shares concurrently with the shares being registered in the Financing. The Company has registered 150,000 of the shares underlying Mr. Stein's warrants, and intends to register the remaining 100,000 shares concurrently with the shares being registered in the Financing.
<F8>  Includes 1,943,056 shares issuable upon exercise of currently exercisable stock options and 900,000 shares issuable upon exercise of currently exercisable warrants.

OTHER BUSINESS

      The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Special Meeting. Pursuant to Section 3 of the Company's Bylaws, only those matters set forth in the notice of special meeting may be considered or acted upon at a special meeting of stockholders.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

      Stockholder proposals intended to be presented at the Company's 2006 Annual Meeting of Stockholders must be received by the Company no later than April 16, 2006 in order to be considered by the Company's management to be included in the next annual proxy statement and related proxy materials. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. If a stockholder wishing to present a proposal at the 2006 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by April 16, 2006 the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.



November 2, 2005                       Robert G. LaVigne
                                       Executive Vice President, Chief
                                       Financial Officer and Secretary

                DIRECTIONS TO FARMSTEAD TELEPHONE GROUP, INC.
              22 Prestige Park Circle, East Hartford, CT  06108


I-84 Heading East Towards Hartford

Take Exit 58 (Robert's Street) off of I-84. Bear left off of the exit onto Roberts Street. At the 2nd traffic light, turn left onto Hillside Street. At the end of Hillside Street, turn right onto Burnside Avenue. At the second traffic light, turn left onto School Street (first light is blinking light at fire station). At the third traffic light, turn right onto Prestige Park Road. Follow Prestige Park Road for approximately 1/3 of a mile. Turn right just before Farmstead (fourth building on the right from entrance to Prestige Park) onto Prestige Park Circle and follow around the building. Corporate Parking is on the left.

I-84 Heading West Towards Hartford

Take Exit 58 (Robert's Street) off of I-84. Turn right off of exit onto Roberts Street. Turn left at next traffic light onto Hillside Street. At the end of Hillside Street, turn right onto Burnside Avenue. At the first traffic light, turn left onto School Street. At the third traffic light, turn right onto Prestige Park Road. Follow Prestige Park Road for approximately 1/3 of a mile. Turn right just before Farmstead (fourth building on the right from entrance to Prestige Park) onto Prestige Park Circle and follow around the building. Corporate Parking is on the left.

I-91 Heading South Towards Hartford

Take Exit 35A off I-91 (Route 291E). Take Exit 4 off of 291E (East Hartford, South Windsor). Bear right off exit ramp. At third traffic light, turn left onto School Street. Go through one stop sign, at next light, turn left onto Prestige Park Road. Follow Prestige Park Road for approximately 1/3 of a mile. Turn right just before Farmstead (fourth building on the right from entrance to Prestige Park) onto Prestige Park Circle and follow around the building. Corporate Parking is on the left.

I-91 Heading North Towards Hartford

Follow I-91 North to Exit 29 (Charter Oak Bridge, 84E, Route 15).  Take
Exit 91 (Silver Lane) and bear right off the exit. At 2nd traffic light, take a left onto Roberts Street. At 3rd traffic light, turn left onto Hillside Street. At the end of Hillside Street, turn right onto Burnside Avenue. At the first traffic light, turn left onto School Street. At the third traffic light, turn right onto Prestige Park Road. Follow Prestige Park Road for approximately 1/3 of a mile. Turn right just before Farmstead (fourth building on the right from entrance to Prestige Park) onto Prestige Park Circle and follow around the building. Corporate Parking is on the left.

                                FORM OF PROXY
                                -------------

PROXY                  FARMSTEAD TELEPHONE GROUP, INC.                PROXY
       22 Prestige Park Circle, East Hartford, CT 06108 (860) 610-6000
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
             Special Meeting of Stockholders - December 16, 2005

The undersigned, as a Stockholder of FARMSTEAD TELEPHONE GROUP, INC. (the "Company"), hereby appoints Jean-Marc Stiegemeier and Robert G. LaVigne or any one of them, the true and lawful proxies and attorneys-in-fact of the undersigned to attend the Special Meeting (the "Meeting") of the Stockholders of the Company, to be held December 16, 2005, at 4:00 p.m. local time at the Company's offices located at 22 Prestige Park Circle, East Hartford, CT 06108 and any adjournments or postponements thereof, and any of them to vote, as designated below, the number of shares which the undersigned would be entitled to vote, as fully and with the same effect as the undersigned might do if personally present, on the following matters as set forth in the Proxy Statement and Notice dated November 2, 2005.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF OUTSTANDING COMMON STOCK IN CONNECTION WITH THE MARCH 2005 LAURUS FINANCING TRANSACTION; "FOR" THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IN ANY ONE OR SERIES OR COMBINATIONS OF PRIVATE OFFERINGS SALES AND ISSUANCES TO INVESTORS OF THE COMPANY'S SECURITIES AND A SECONDARY OFFERING SALE AND ISSUANCE TO THE PUBLIC OF COMMON STOCK, IN AN APPROXIMATE AGGREGATE AMOUNT IN THE RANGE OF $6,000,000 TO $26,000,000 (EXCLUSIVE OF ANY SECURITIES WHICH MAY BE SOLD UPON EXERCISE OF ANY OVER ALLOTMENT OPTIONS); "FOR" THE PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS UNDER THE 2002 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 1,300,000 TO 2,300,000; AND "FOR" THE PROPOSAL TO PERMIT THE COMPANY'S BOARD OF DIRECTORS OR ITS CHAIRMAN, OR ITS DESIGNEE, IN ITS OR HIS DISCRETION, TO ADJOURN OR POSTPONE THE MEETING.

[X] Please mark votes as shown in this example.

The Board of Directors recommends a vote FOR all proposals.

1. PROPOSAL TO APPROVE THE ISSUANCE OF MORE THAN 20% OF OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH THE MARCH 2005 LAURUS FINANCING TRANSACTION

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

2. PROPOSAL TO APPROVE THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IN ANY ONE OR SERIES OR COMBINATIONS OF PRIVATE OFFERINGS SALES AND ISSUANCES TO INVESTORS OF THE COMPANY'S SECURITIES AND A SECONDARY OFFERING SALE AND ISSUANCE TO THE PUBLIC OF COMMON STOCK, IN AN APPROXIMATE AGGREGATE AMOUNT IN THE RANGE OF $6,000,000 TO $26,000,000 (EXCLUSIVE OF ANY SECURITIES WHICH MAY BE SOLD UPON EXERCISE OF OVER ALLOTMENT OPTIONS)

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS UNDER THE 2002 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 1,300,000 TO 2,300,000

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. PROPOSAL TO PERMIT THE COMPANY'S BOARD OF DIRECTORS OR ITS CHAIRMAN OR ITS DESIGNEE, IN ITS OR HIS DISCRETION, TO ADJOURN OR POSTPONE THE MEETING

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

This Proxy is revocable and the undersigned reserves the right to attend the Meeting and vote in person. The undersigned hereby revokes any proxy heretofore given in respect of the shares of the Company.

                                       Date: ________________________, 2005


                                       ____________________________________
                                                    Signature

                                       ____________________________________
                                                    Signature

Please sign exactly as the name(s) appear on your Stock Certificate. When attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, as in the case of joint tenancy, each party should sign.

Mark here if you plan to attend the Meeting     [ ]

Mark here for address change and note new address below     [ ]

YOUR VOTE IS IMPORTANT TO THE FUTURE OF THE COMPANY. THE BOARD OF DIRECTORS URGES THAT YOU FULLY COMPLETE, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE.